Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Post-Effective Amendment Number 9 to Registration Statement Number 2-48986 on Form S-8, Registration Statement Number 33-53715 on Form S-8, Registration Statement Number 333-11604 on Form S-8 (as amended), Registration Statement Number 333-50517 on Form S-3 (as amended), and in the related Prospectuses of our report dated August 10, 2005, except for the matters discussed in the last paragraph of the “Discontinued Operations” footnote, as to which the date is November 11, 2005, with respect to the consolidated financial statements of Texas Industries, Inc. included in this Current Report (Form 8-K).

/s/ Ernst & Young LLP

Dallas, Texas

November 15, 2005